SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 25, 2003

(Date of earliest event reported)

California Micro Devices Corporation

(Exact name of registrant as specified in its charter)

California	0-15449	94-2672609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 N. McCarthy Blvd., No. 100, Milpitas, CA 95035-5112

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 263-3214

Item 5.	Other Events.

Set forth below are certain risk factors and material changes affecting an investment in California Micro Devices Corporation (the “Company”). In the descriptions of the risk factors and material changes below, a reference to “we”, “us”, “our” or “CAMD” means California Micro Devices Corporation and its subsidiaries, except where it is made clear that the term means only the parent company. These are the same risk factors and material changes which were contained in our S-3 filed on September 23, 2003, which the SEC declared effective on September 25, 2003. However, these risk factors and material changes have not been incorporated into our other currently effective registrations on S-3 and S-8. This filing is being made so that these risk factors and material changes are incorporated by reference into such registrations.

RISK FACTORS

Investing in CAMD common stock involves a high degree of risk. You should read and consider carefully the following factors before making an investment decision.

We incurred quarterly losses beginning with the quarter ended March 31, 2001, and we may be unable to ever regain or sustain profitability.

We have experienced losses for each quarter beginning with the quarter ended March 31, 2001. For fiscal 2002 our net loss was $28.6 million, for fiscal 2003, our net loss was $6.5 million, and for the first quarter of fiscal 2004 ended June 30, 2003, our net loss was $1.2 million. Our accumulated deficit was $67.7 million at June 30, 2003. Although the magnitude of our losses have decreased substantially in fiscal 2003 versus fiscal 2002, we have no clear trend toward reducing our losses over the last five quarters. For example, our loss during the fourth quarter of fiscal 2003 was greater than our loss for the first three quarters of fiscal 2003 combined, while our loss for the first quarter of fiscal 2004 was greater than our loss during the first and third quarter of fiscal 2003. Many factors will affect our ability to become profitable or sustain profitability such as continued demand for our products by our key customers, lack of price erosion, efficiency of our manufacturing subcontractors, continued product innovation and design wins, and our continued ability to manage our operating expenses.

Unless we reduce our cash usage below the level of the past fiscal year we may have to cut our expenses to the detriment of our business.

Our cash and short-term investments position as of June 30, 2003 was $3.3 million, which was down $1.2 million from $4.5 million as of March 31, 2003, although our private placement, during July 2003, raised an additional $5.2 million of cash. During the year ended March 31, 2003, we used approximately $7.9 million in operations, partially offset by our financing activities that included net proceeds of $4.6 million from the private placement of common stock in November 2002. If we continue to utilize cash in our operations in fiscal 2004 at the same rate as we did during fiscal 2003, we would run out of cash in approximately one year. Even if our cash usage remained at or better than the level achieved during our most recent fiscal quarter, then our cash will only last approximately seven quarters. We have been restructuring our business, both within sales and marketing to better focus on the business we wish to obtain and within manufacturing to transition to a “fab-lite” model by outsourcing much of our manufacturing. We have taken these steps in an effort to reduce the level of revenues we need to generate to achieve operating cash flow break-even and at the same time to increase our revenues in key markets. We expect the results of this strategy to be achieved by the fourth quarter of fiscal 2004 in terms of reducing the revenue we require to achieve operating cashflow break-even. If we are not successful in this strategy then we may have to cut additional expenses in order to conserve our cash or raise additional financing, of which there can be no assurance of success. Even if we are successful in reducing our cash usage, we may raise additional equity financing to finance growth or to pay off a portion of our debt which may include our industrial revenue bond whose interest rate is 10.5%.

Unless we become and remain in compliance with all of our loan covenants, certain of our loans may become immediately due, which will require us to find alternate sources of debt or other financing.

We have been in violation of certain covenants contained in our Loan and Security Agreement with Silicon Valley Bank, “the Bank”, which governs our $5.0 million equipment line and revolving line of credit. We were in violation of the net tangible worth covenant as of March 31, 2003, which non-compliance the Bank waived. As of June 30, 2003, we were in compliance with all covenants under the Agreement, however it is possible that we will not be in compliance with our covenants in the future. On June 26, 2003, the Bank agreed to further modify the loan agreement such that if we fail in the future to comply with the modified net tangible worth covenant, the credit facilities will immediately convert to an asset based lending facility. The Borrowing Base, as defined within the agreement, must be adequate to support all outstanding obligations with any excess being immediately repaid. Even if we are not in violation of these covenants, the Bank can declare us in default of our agreement if it determines that there has been a material adverse change in our business, operations, or condition (financial or otherwise); a material impairment of the prospect of repayment of any portion of our obligations to the Bank; or a material impairment of the value or priority of the Bank’s security interests in our collateral. The determination of what constitutes a “material adverse change” or “material impairment” is based upon the Bank’s judgment. Any future failure to meet such covenants and a decision by the Bank not to waive any such failure, or a determination by the Bank that there has been such a “material adverse change” or “material impairment”, could be accompanied by a decision not to lend us additional monies or to call our loans, in which case we would be obligated to repay our entire indebtedness to the Bank. Presently, our Borrowing Base is sufficient to support all outstanding obligations therefore we have continued to classify as long term on our balance sheet all obligations scheduled to be repaid beyond 12 months. However, there can be no assurance that the Borrowing Base will remain sufficient and we may be required to repay all or part of our outstanding indebtedness to the Bank. As of June 30, 2003, our indebtedness to Silicon Valley Bank was $2.5 million. On July 31, 2003, we entered into an agreement to modify our existing Loan and Security Agreement with Silicon Valley Bank. The modification extends the term of the agreement for one additional year to July 31, 2004 and subject to compliance with various covenants allows us to borrow an additional $250,000 under the equipment line of credit and an additional $180,000 under the working capital line of credit, still subject to a combined limit of $5.0 million.

We have been in violation of one or more of the covenants under our Industrial Revenue Bonds continuously since the latter part of fiscal 2002 and all of fiscal 2003. As of June 30, 2003, we were in violation of four of the six covenants. As a result of our violations, we retained a management consulting firm during fiscal 2003, as required by the bond agreement, that recommended a plan which would make us compliant within six quarters (by September 30, 2004). The plan has been accepted by the Trustee of the debt. Our violations resulted primarily from our 2002 restructuring and from our operating losses during the past several quarters. If we remain in violation of any one of these covenants continuously through September 30, 2004, then we are in default and these bonds become callable. While we believe that we will become compliant with the various covenants as our operations continue to improve, no assurance can be given. As of June 30, 2003, our indebtedness under these bonds was $6.5 million. We also have restricted cash of $1.1 million held as security for these bonds as of June 30, 2003.

We may require financing in order to be able to acquire the equipment necessary to expand our chip scale packaging capability. We may not be able to obtain such financing which could limit our revenue growth, particularly in the mobile market.

In order to materially expand our chip scale packaging capability, we may require additional tape and reel equipment. We may require financing in order to be able to acquire such equipment. There can be no assurances that we will be able to acquire such financing on reasonable terms if at all. If we are unable to finance such equipment acquisition and as a result we are unable to acquire such equipment, then we may not be able to manufacture enough product using chip scale packaging to satisfy the demand for such product, if such demand were to increase, of which there can be no assurance. As a result, our revenue growth, particularly in the mobile market, could be limited.

Our operating results may fluctuate significantly because of a number of factors, many of which are beyond our control.

Our operating results may fluctuate significantly. Some of the factors that affect our quarterly and annual operating results, many of which are difficult to control or predict, are:

•	the reduction, rescheduling or cancellation of orders by customers;

•	fluctuations in the timing and amount of customer requests for product shipments;

•	many of our orders are placed with short lead-time for delivery, so we may not be able to predict or schedule our manufacturing evenly;

•	fluctuations in the manufacturing output, yields, and inventory levels of our suppliers;

•	changes in the mix of products that our customers purchase;

•	our ability to manage distributor inventory to avoid excess returns;

•	our ability to introduce new products on a timely basis;

•	the announcement or introduction of products by our competitors;

•	the availability of third-party wafer fabrication and assembly capacity and raw materials;

•	competitive pressures on selling prices;

•	market acceptance of our products;

•	general conditions in the mobile electronics, computing, LED lighting and other markets and industries; and

•	general economic conditions.

We currently rely heavily upon a few customers for a large percentage of our sales. Our revenue would suffer materially were we to lose one of these customers.

In fiscal 2003, our two largest end-user customers (Motorola and Guidant) comprised a significant portion of our revenue, with our largest customer (Motorola) representing eighteen percent of our fiscal 2003 revenue. For the quarter ended June 30, 2003, these customers represented thirty-three percent of our total revenue. If these customers decide to reduce their demand for our products or purchase some or all of their requirements from other suppliers, our business would be adversely affected. There can be no assurance that these customers will continue to purchase our products in the quantities forecasted, or at all.

In fiscal 2003, one of our distributors (Epco Technology Corporation) represented over twelve percent of our revenue. For the quarter ended June 30, 2003, Epco represented approximately fourteen percent of our revenue. If we were to lose Epco as a distributor we may not be able to obtain another distributor to represent us or a new distributor may not have the same relationships with the current end customers to maintain the current level of revenue. Additionally the time and resources involved with the changeover and training could have potentially adverse impacts on our business.

We currently rely heavily upon a few target markets for the bulk of our sales. If we are unable to further penetrate the markets for mobile electronics and computing our revenues could stop growing and may decline. Additionally, our revenues may also decline if we are unable to maintain our current market share for the medical devices market.

The bulk of our revenues in recent periods have been, and are expected to continue to be, derived from sales to manufacturers of mobile electronics, computing, LED lighting and medical devices. In order for us to be successful, we must continue to penetrate the mobile electronics and computing markets. In the near future we must maintain our current market penetration in medical devices. Due to our narrow market focus, we are susceptible to materially lower revenues due to material adverse changes to one of these markets.

Our current dependence on our foundry partner and a small number of assembly/test subcontractors and our planned future dependence upon a limited number of such partners and subcontractors exposes us to a risk of manufacturing disruption or uncontrolled price changes.

Due to the low volume of our products, we believe it is impractical for us to spread our use of foundry partners and assembly/test subcontractors over more than a few partners and subcontractors without significant increases in our costs. Currently, in addition to our Tempe, Arizona facility, we have only one foundry partner and rely on two primary assembly/test subcontractors. Most of our products are now sourced only in our Tempe, Arizona facility or at our foundry partner near Shanghai, China. Our plan is to add one or more additional foundry partners to reduce our dependence and increase our flexibility, although no assurance can be given that we will be successful. Furthermore, as to many of our products, due to their low volumes, we may still choose to rely on only one supplier for their manufacture and assembly/test. Although to date, we have not experienced any material disruptions with respect to our suppliers, if the operations of one or more of our suppliers should be disrupted, or if such supplier should choose not to devote capacity to our products in a timely manner, our business may be adversely impacted as we may be unable to manufacture certain products in a timely basis. In addition, the volatility of the semiconductor industry has occasionally resulted in shortages of wafer fabrication capacity and assembly/test subcontractor capacity and other disruption of supplies. We may not be able to find sufficient suppliers at a reasonable price or at all if such disruptions occur. As a result, we face significant risks including:

•	reduced control over delivery schedules and quality;

•	longer lead times;

•	the impact of regional and global illnesses such as severe acute respiratory syndrome infections (SARS);

•	the potential lack of adequate capacity during periods of excess industry demand;

•	difficulties selecting and integrating new subcontractors;

•	limited warranties on products supplied to us;

•	potential increases in prices due to capacity shortages, currency exchange fluctuations and other factors; and

•	potential misappropriation of our intellectual property.

If we fail to deliver our products on time or if the costs of our products increase, then our profitability and customer relationships could be harmed.

Our markets are subject to rapid technological change. Therefore, our success depends on our ability to develop and introduce new products.

The markets for our products are characterized by:

•	rapidly changing technologies;

•	changing customer needs;

•	frequent new product introductions and enhancements;

•	increased integration with other functions; and

•	rapid product obsolescence.

To develop new products for our target markets, we must develop, gain access to, and use leading technologies in a cost-effective and timely manner, and continue to expand our technical and design expertise. In addition, we must have our products designed into our customers’ future products and maintain close working relationships with key customers in order to develop new products that meet their changing needs.

In addition, products for some applications are based on new and continually evolving industry standards. Our ability to compete will depend on our ability to identify and ensure compliance with these industry standards. As a result, we could be required to invest significant time and effort and to incur significant expense to redesign our products to ensure compliance with relevant standards.

We may not be able to identify new product opportunities, successfully develop and bring to market new products, achieve design wins or respond effectively to new technological changes or product announcements by our competitors. In addition, we may not be successful in developing or using new technologies or in developing new products or product enhancements that achieve market acceptance. Our pursuit of necessary technological advances may require substantial time and expense and involve engineering risk. Failure in any of these areas could harm our operating results.

The markets in which we participate are intensely competitive and our products are not sold pursuant to long-term contracts.

Our target markets are intensely competitive. Our ability to compete successfully in our target markets depends on the following factors:

•	designing new products that implement new technologies;

•	subcontracting the assembly of new products and delivering them in a timely manner;

•	product quality and reliability;

•	technical support and service;

•	timely product introduction;

•	product performance and features;

•	price;

•	end-user acceptance of our customers’ products;

•	compliance with evolving standards; and

•	market acceptance of competitors’ products.

In addition, our competitors or customers may offer new products based on new technologies, industry standards or end-user or customer requirements, including products that have the potential to replace or provide lower cost or higher performance alternatives to our products. The introduction of new products by our competitors or customers could render our existing and future products obsolete or unmarketable. In addition, our competitors and customers may introduce products that integrate the functions performed by our integrated circuits on a single integrated circuit, or combine our integrated passives onto the integrated circuit, thus eliminating the need for our products. Furthermore, our customer relationships do not generally involve long-term binding commitments, making it easier for customers to change suppliers and making us more vulnerable to competitors. Our customer relationships instead depend upon our past performance for the customer, the lead-time to qualify a new supplier for a particular product, and interpersonal relationships and trust.

Because our markets are highly fragmented, we generally encounter different competitors in our various market areas. Competitors with respect to our integrated passive products include On Semiconductor, Philips Electronics N.V. Ltd., Semtech, and STMicroelectronics, N.V. Our integrated passives also compete with discrete passives from competitors such as Murata, Samsung, and Vishay. For our other semiconductor products, our competitors include Fairchild Semiconductor, Linear Technology, Maxim, Micrel, National Semiconductor, On Semiconductor, Semtech, STMicroelectronics, N.V. and Texas Instruments. Many of our competitors are greater than us in size and have substantially greater financial, technical, marketing, distribution, and other resources than we do and have their own facilities for the production of semiconductor components.

Our competitors can reverse-engineer our most successful products and become second sources for our customers, which could decrease our revenues and gross margins.

Many of our most successful products are not covered by patents and can be reverse engineered. Thus, our competitors can become second sources for these products for our customers or our customers’ competitors which could decrease our unit sales or at least reduce the upside unit sale potential and also could lead to price-based competition which could result in lower prices for our products and lower revenues and gross margins. One of our most effective barriers to entry is the lead-time advantage we achieve with our customers in working with them before their products are ready for market and our close relationships with them combined with the time it would take our competitors’ products to become qualified by our customers. Nonetheless, we are currently seeing certain of our competitors announce products which are for the most part a copy of some of our most successful products and we expect our revenues to be adversely affected as a result.

Our future success depends in part on the continued service of our key engineering and management personnel and our ability to identify, hire and retain additional personnel.

There is intense competition for qualified personnel in the semiconductor industry, in particular for the highly skilled design, applications and test engineers involved in the development of new analog integrated circuits. Competition is especially intense in the San Francisco Bay area, where our corporate headquarters is located, Austin, Texas where one of our design centers is located, and in the Tempe, Arizona area, where our factory is located. We may not be able to continue to attract and retain engineers or other qualified personnel necessary for the development of our business or to replace engineers or other qualified personnel who may leave our employ in the future. Any growth is expected to place increased demands on our resources and will likely require the addition of management and engineering personnel, and the development of additional expertise by existing management personnel. During fiscal 2002, we established a new management team with the hiring of a new CEO, CFO and Vice Presidents of Sales and Marketing, to work along with our continuing Vice Presidents of Engineering and Operations. The CFO we hired in fiscal 2002 has left the company and we have hired a new CFO in April 2003 and our Vice President of Operations retired in May 2003. The loss of services and/or changes in the top management team or our key engineers, or the failure to recruit or retain other key technical and management personnel, could cost additional expense, potentially reduce the efficiency of our operations and could harm our business.

The cyclicality of the semiconductor industry could result in pricing pressures for our products that could lower our net sales and operating margins and harm our profitability.

We are impacted by external forces that affect the broader semiconductor industry. The semiconductor industry in general has historically experienced significant downturns and wide fluctuations in supply and demand. The industry has also experienced significant fluctuations in anticipation of changes in general economic conditions. This has caused significant variances in product demand, production capacity and rapid erosion of average selling prices. Industry-wide fluctuations in the future could result in pricing pressure on our products and lower demand for our products that could decrease our operating margins and net sales.

We are outsourcing an increasing portion of our wafer fabrication and are seeking additional foundry capacity. We may encounter difficulties in expanding our outsourcing of capacity.

We have adopted a fab-lite manufacturing model that involves the use of foundry partners to provide a majority of our wafer capacity, while still maintaining our own wafer fab for the production of products requiring proprietary manufacturing processes which cannot be easily outsourced. We chose this model in order to reduce our overall manufacturing costs and thereby increase our gross margin, reduce the impact of fixed cost issues when volume is light, provide us with capacity in case of short-term demand increases, provide us with access to newer production facilities and equipment, and provide us with additional manufacturing sources should unforeseen problems arise in our facility. Accordingly, we have outsourced a significant portion of our wafer manufacturing overseas in Asia and are seeking additional foundry capacity to reduce our usage of our Tempe, Arizona, facility. As we add foundry capacity, we may encounter difficulties in outsourcing as the third party contract manufacturers must learn how to run our processes in their facilities. As a result, we may experience unexpected delays or technical issues as we increase the portion of our manufacturing that is outsourced. It would be difficult if not impossible to reverse our outsourcing. If we experience manufacturing difficulties, then we will not have product to sell to our customers.

We do some of our own wafer fabrication and do not have alternate sources for some of our processes.

We currently operate our own semiconductor and thin-film wafer manufacturing facility in Tempe, Arizona and perform selected back-end manufacturing in our headquarters facility in Milpitas, California. Much of our equipment has been utilized for a long time, and can be subject to unscheduled downtime. For some of our CMOS processes associated with products for which we have announced end-of-life, and for our thin-film processes associated with our medical products, our Tempe, Arizona facility is the only fab in which we can run these processes. Any disruption at our Tempe, Arizona facility would preclude our manufacturing these products which in the case of our medical products would have a material adverse impact on our revenues and especially our gross margin. Other significant risks associated with our wafer manufacturing include:

•	the lack of assured wafer supply, chemicals, or other materials, and control over delivery schedules;

•	the unavailability of, or delays in the ability to hire and train, sufficient manufacturing personnel;

•	our ability to achieve and maintain satisfactory yields and productivity; and

•	the availability of spare parts and maintenance service for aging equipment.

We could experience a substantial delay or interruption in the shipment of our products or an increase in our costs due to many reasons, including:

•	a sudden, unanticipated demand for our products;

•	a manufacturing disruption experienced by our wafer fabrication facility;

•	errors in fabrication or defects in raw materials;

•	the time required, or the inability to identify or qualify alternative manufacturing sources for existing or new products in the case of disruption;

•	failure of our suppliers to obtain the raw materials and equipment used in the production of our integrated circuits and integrated passives; or

•	unavailability of sufficient capacity to expand chip scale production.

Since the third quarter of fiscal 2003, after the completion of the transfer of a number of our high-volume products to ASMC and the transfer of products from the Milpitas fab that has ceased operations, the percentage of our revenues derived from products which can be manufactured solely in Tempe has been approximately 30%. This percentage is expected to decrease substantially by the end of fiscal 2004. Thus, materially adverse manufacturing issues at our Tempe facility could significantly reduce our revenue. For example, during the third and fourth quarters of fiscal 2003, we incurred start-up issues with the newly transferred product manufacturing capability for certain of our products, especially for our LED lighting and medical products. This caused us to be unable to timely manufacture some products for which we had shippable orders. This in turn resulted in our revenues for the third and fourth quarters of fiscal 2003 being lower than projected.

Our reliance upon foreign suppliers exposes us to risks associated with international operations.

We use manufacturing, assembly and test subcontractors in Asia, primarily in the People’s Republic of China, Thailand and India, for most of our products. We intend to continue transferring our testing and shipping operations to foreign subcontractors. Our dependence on these subcontractors involves the following substantial risks:

•	political and economic instability;

•	changes in our cost structure due to changes in local currency values versus the US dollar;

•	potential difficulty in enforcing agreements and recovering damages for their breach;

•	disruption to air transportation from Asia; and

•	changes in tax laws, tariffs and freight rates.

These risks may lead to delayed product delivery or increased costs, which would harm our profitability and customer relationships. In addition, we maintain significant inventory of die at our foreign subcontractors that could be at risk.

We also drop-ship product from these foreign subcontractors directly to customers. This has the effect of both saving freight charges and reducing the delivery cycle time. However, it increases our exposure to disruptions in operations not under our direct control and has required us to enhance our computer and information systems to coordinate this remote activity.

Our reliance on foreign customers could cause fluctuations in our operating results.

International sales accounted for 64% of net sales in fiscal 2003, 60% of net sales in fiscal 2002, and 48% of net sales in fiscal 2001. International sales include sales to a US-based customer if the product is delivered outside the US for use outside the US. International sales may account for an increasing portion of our revenues, which would subject us to the following risks:

•	changes in regulatory requirements;

•	tariffs and other barriers;

•	timing and availability of export licenses;

•	political and economic instability;

•	the impact of regional and global illnesses such as Severe Acute Respiratory Syndrome infections (SARS);

•	difficulties in accounts receivable collections;

•	difficulties in staffing and managing foreign subsidiary and branch operations;

•	difficulties in managing distributors;

•	difficulties in obtaining foreign governmental approvals, if such approvals should become required for any of our products;

•	limited intellectual property protection;

•	foreign currency exchange fluctuations;

•	the burden of complying with and the risk of violating a wide variety of complex foreign laws and treaties; and

•	potentially adverse tax consequences.

In addition, because sales of our products have been, to date, denominated in United States dollars, increases in the value of the United States dollar could increase the relative price of our products so that they become more expensive to customers in the local currency of a particular country. Furthermore, because some of our customer purchase orders and agreements are influenced, if not governed, by foreign laws, we may be limited in our ability to enforce our rights under these agreements and to collect damages, if awarded.

If our distributors or sales representatives experience financial difficulty or otherwise are unwilling to promote our products, our business could be harmed.

We sell many of our products through distributors and sales representatives. Our distributors and sales representatives could reduce or discontinue sales of our products or may sell our competitors’ products. They may not devote the resources necessary to sell our products in the volumes and within the time frames that we expect. In addition, we depend upon the continued viability and financial resources of these distributors and sales representatives, some of which are small organizations with limited working capital. These distributors and sales representatives, in turn, depend substantially on general economic conditions and conditions within the electronics industry. We believe that our success will continue to depend upon these distributors and sales representatives. If our distributors and sales representatives experience financial difficulties, or otherwise become unable or unwilling to promote and sell our products, our business could be harmed.

Due to the volatility of demand for our products, our inventory may from time-to-time be in excess of our needs, which could cause write-downs of our inventory or of inventory held by our distributors.

Generally our products are sold pursuant to short-term releases of customer purchase orders and some orders must be filled on an expedited basis. In addition, many of our products are specific to individual customers. We typically plan our production and our inventory levels, and the inventory levels of our distributors, based on internal forecasts of customer demand, which is highly unpredictable and can fluctuate substantially. Therefore, we often order materials and at least partially fabricate product in anticipation of customer requirements. In order to achieve efficiencies in manufacturing, we may also order and process materials in advance of anticipated customer demand. Furthermore, in order to timely respond to customer demand, due to long manufacturing lead times, we may also make or have made product in advance of orders to keep in our inventory and we may encourage our distributors to order and stock product in advance of orders which is subject to their right to return it to us.

In the last two years, there has been a trend toward vendor-managed inventory among some large customers. In such situations, we do not recognize revenue until the customer withdraws inventory from stock or otherwise becomes obligated to retain our product. This imposes the burden upon us of carrying additional inventory that is stored on our customers’ premises and is subject in certain instances to return to our premises if not used by the customer.

We value our inventories on a part-by-part basis to appropriately consider excess inventory levels and obsolete inventory primarily based on forecasted customer demand and on backlog, and to consider reductions in sales price. Customer demand is highly volatile and is difficult to forecast. Based on this and the fact that many of our products are specific to individual customers, backlog is subject to revisions and cancellations and anticipated demand is constantly changing, which may result in carrying more inventory than we need in order to meet our customers’ orders, in which case we will incur charges to write down the excess inventory to its net realizable value, if any.

Our backlog may not result in future shipments. Also, our backlog at the start of a quarter typically comprises between sixty-five percent and eighty-five percent of our shipments for that quarter which limits our ability to forecast in the near term.

Due to possible customer changes in delivery schedules and cancellations of orders, our backlog at any particular point in time is not necessarily indicative of actual sales for any succeeding period. One of the most significant examples of this situation, in our recent past, occurred when approximately 14% and 21% of the orders in our backlog as of December 31, 2001, and March 31, 2001, respectively, were subsequently cancelled during the following twelve months. A reduction of backlog during any particular period, or the failure of our backlog to result in future shipments, could harm our business. Much of our revenue is based upon orders placed with us that have short lead-time until delivery or sales by our distributors to their customers (we do not recognize revenue on sales to our distributors until the distributor sells the product to its customers). As a result, our ability to forecast our future shipments and our need for short-term manufacturing capacity is limited. Thus, we may not be able to react quickly enough to increases or decreases in customer orders relative to our expectation based upon past performance.

A majority of our orders are not subject to long-term contracts and many are placed with short lead-times, making us susceptible to fluctuations in short-term revenues, to inventory risk if we make product in advance of orders, and to being unable to timely fulfill customer orders if we do not make product in advance of orders.

Generally, our orders are not subject to long-term contracts and many orders are placed with short lead-times or are cancelable on relatively short notice. The timing of these releases for production as well as custom design work is not under our control. Because of the short life cycles involved with our customers’ products, the order pattern from individual customers can be erratic with inventory accumulation and de-accumulation during phases of the life cycle for our customers’ products. As a result, we may experience quarterly fluctuations in revenue and operating results. We face the risk of inventory write-offs if we make product in advance of orders. However, if we do not make product in advance of orders, we may be unable to fulfill certain of the demand due to having insufficient inventory on hand and at our distributors to fill unexpected orders and due to the time required to make the product which may be in excess of the time certain customers will wait for the product.

The majority of our operating expenses cannot be reduced quickly in response to revenue shortfalls without impairing our ability to effectively conduct business.

The majority of our operating expenses are labor-related which cannot be reduced quickly without impairing our ability to effectively conduct business while much of the remainder of our operating costs such as rent are relatively fixed. Therefore, we have limited ability to reduce expenses quickly in response to any revenue shortfalls.

Consequently, our operating results will be harmed if our revenues do not meet our projections. We may experience revenue shortfalls for the following and other reasons:

•	significant pricing pressures that occur because of declines in average selling prices over the life of a product;

•	sudden shortages of raw materials or fabrication, test or assembly capacity constraints that lead our suppliers to allocate available supplies or capacity to other customers and, in turn, harm our ability to meet our sales obligations; and

•	reduction, rescheduling, or cancellation of customer orders due to actions of our competitors, a softening of the demand for our customers’ products, or other reasons.

Deficiencies in our internal controls could cause us to have material errors in our financial statements which could cause us to have to restate them. Such a restatement could cause continued drain on our resources to address and correct internal control deficiencies and could have adverse consequences on our stock price, potentially limiting our access to financial markets.

We have in the past year had issues with certain of our internal control processes and we are particularly vulnerable to difficulties at this time for the following reasons. Many of our record-keeping processes are manual or involve software which has not been upgraded and for which we have no adequate backup if the software fails. We have had a high turnover in the finance department, due in part to the relocation of several functions from Tempe to Milpitas while the employees performing such functions were unwilling to relocate. As a result, we have lost much “institutional” knowledge. We also have replaced chief financial officers twice within the past 18 months. In addition, while preparing our financial statements for the 2003 fiscal year, both our internal staff and our outside accountants found errors in the primary financial processes, which were caused by weaknesses in the internal control system. These weaknesses resulted in errors in the fiscal 2003 interim results for the three, six and nine month periods but were identified and corrected during the year-end fiscal 2003 financial statement preparation. The interim period results have been restated. We have instituted additional processes and procedures to mitigate the weaknesses identified and to provide reasonable assurance that our internal control objectives are met. We are devoting substantial effort and resources to improving our internal controls, which will be a continuing focus of our company during fiscal 2004. However, there can be no assurance that we have identified and corrected all such weaknesses within the internal control processes or that errors will not occur in future periods.

We may not be able to protect our intellectual property rights adequately.

Our ability to compete is affected by our ability to protect our intellectual property rights. We rely on a combination of patents, trademarks, copyrights, mask work registrations, trade secrets, confidentiality procedures and non-disclosure and licensing arrangements to protect our intellectual property rights. Despite these efforts, the steps we take to protect our proprietary information may not be adequate to prevent misappropriation of our technology, and our competitors may independently develop technology that is substantially similar or superior to our technology.

To the limited extent that we are able to seek patent protection for our products or processes, our pending patent applications or any future applications may not be approved, and any issued patents may not provide us with competitive advantages and may be challenged by third parties. If challenged, our patents may be found to be invalid or unenforceable, and the patents of others may have an adverse effect on our ability to do business. Furthermore, others may independently develop similar products or processes, duplicate our products or processes, or design around any patents that may be issued to us.

We could be harmed by litigation involving patents and other intellectual property rights.

As a general matter, the semiconductor and related industries are characterized by substantial litigation regarding patent and other intellectual property rights. We may be accused of infringing the intellectual property rights of third parties. Furthermore, we may have certain indemnification obligations to customers with respect to the infringement of third-party intellectual property rights by our products. Infringement claims by third parties or claims for indemnification by customers or end users of our products resulting from infringement claims may be asserted in the future and such assertions, if proven to be true, may harm our business.

Any litigation relating to the intellectual property rights of third parties, whether or not determined in our favor or settled by us, would at a minimum be costly and could divert the efforts and attention of our management and technical personnel. In the event of any adverse ruling in any such litigation, we could be required to pay substantial damages, cease the manufacturing, use and sale of infringing products, discontinue the use of certain processes or obtain a license under the intellectual property rights of the third party claiming infringement. A license might not be available on reasonable terms, or at all.

We have litigation pending against us in which the opposing parties are seeking amounts which we estimate could be as much as between five and ten million dollars when intangible items are quantified.

In addition to the typical litigation most businesses face, we have two cases pending in which the amount sought from us by former employees is material to our operations. One case involves Chan Desaigoudar, our former Chairman of the Board and CEO, whose employment was terminated in 1994 amid allegations of securities fraud and insider trading. Mr. Desaigoudar ultimately settled a case brought by the class of affected securities holders by forfeiting CAMD stock he owned worth several millions of dollars and he plead guilty during 2002 to criminal charges of insider trading and was sentenced to 30 months in prison and restitution in excess of one half million dollars. Mr. Desaigoudar has alleged wrongful termination by us and has asked for damages and reinstatement of his stock options. The other case involves Tarsaim Batra, our former Vice President, whose employment was terminated in 1993. Mr. Batra has alleged that his termination was wrongful and has sought reinstatement of his stock options and damages. We believe the probability of losing these cases is small. Although several years old, both cases have been stayed by courts until fairly recently, and as a result, both cases are early in the discovery phase, making it difficult to assess the probability of the opposing parties or ourselves prevailing with a significant degree of confidence. However, should circumstances change or we lose a verdict, we could face a liability which we estimate could range from zero, if we prevail in the litigation, to between five and ten million dollars when intangible items are quantified. The high end of the range represents the maximum damage alleged by the plaintiffs in these cases.

Our stock price may continue to be volatile and our trading volume may continue to be relatively low and limit liquidity and market efficiency. Should they desire to sell their shares within a short period of time, the investors in our December 2001, November 2002, and July 2003, private placements (“Selling Shareholders”) could cause our stock price to decline.

The market price of our common stock has fluctuated significantly to date. In the future, the market price of our common stock could be subject to significant fluctuations due to general market conditions and in response to quarter-to-quarter variations in:

•	our anticipated or actual operating results;

•	announcements or introductions of new products;

•	technological innovations or setbacks by us or our competitors;

•	conditions in the semiconductor and passive components markets;

•	the commencement of litigation;

•	changes in estimates of our performance by securities analysts;

•	announcements of merger or acquisition transactions; and

•	general economic and market conditions.

In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have affected the market prices of many high-technology companies, particularly semiconductor companies, that have often been unrelated or disproportionate to the operating performance of the companies. These fluctuations, as well as general economic and market conditions may harm the market price of our common stock. Furthermore, our trading volume is often small, meaning that a few trades have disproportionate influence on our stock price. In addition, someone seeking to liquidate a sizable position in our stock may have difficulty doing so except over an extended period or privately at a discount. Thus, if one or more of the Selling Shareholders were to sell or attempt to sell a large number of its shares within a short period of time, such sale or attempt could cause our stock price to decline. If the warrants held by the Selling Shareholders who participated in the July 2003 private placement are called by the Company, then, in order to realize the value of their warrants, such Selling Shareholders as a group would either need to increase their investment in the Company by an aggregate of approximately $2.5 million or else sell some their Company shares to generate the approximately $2.5 million warrant exercise price. These warrants are callable by the Company if the trading price of the Company’s common stock exceeds $5.00 per share for any twenty-trading-day period.

Our shareholder rights plan, together with anti-takeover provision of our certificate of incorporation and of the California General Corporation Law may delay, defer or prevent a change of control.

Our board of directors recently adopted a shareholder rights plan to encourage third parties interested in acquiring us to work with and obtain the support of our board of directors. The effect of the rights plan is that any person who does not obtain the support of our board of directors for its proposed acquisition of us would suffer immediate dilution upon achieving ownership of more than fifteen percent of our stock. Under the rights plan, we have issued rights to purchase shares of our preferred stock which are redeemable by us prior to a triggering event for a nominal amount at any time and which accompany each of our outstanding common shares. These rights are triggered if a third party acquires more than fifteen percent of our stock without board of director approval. If triggered, these rights entitle our shareholders, other than the third party causing the rights to be triggered, to purchase shares of the company’s preferred stock at what is expected to be a relatively low price. In addition, these rights may be exchanged for common stock under certain circumstances if permitted by the board of directors.

In addition, our board of directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges and restrictions, including voting rights of those shares without any further vote or action by our shareholders. The rights of the holders of common stock will be subject to, and may be harmed by, the rights of the holders of any shares of preferred stock that may be issued in the future, including the preferred shares covered by the shareholder rights plan. The issuance of preferred stock may delay, defer or prevent a change in control. The terms of the preferred stock that might be issued could potentially make more difficult or expensive our consummation of any merger, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction. California Corporation law requires an affirmative vote of all classes of stock voting independently in order to approve a change in control. In addition, the issuance of preferred stock could have a dilutive effect on our shareholders.

Further, our shareholders must give written notice delivered to our executive offices no less than 120 days before the one-year anniversary of the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting to nominate a candidate for director or present a proposal to our shareholders at a meeting. These notice requirements could inhibit a takeover by delaying shareholder action. The California Corporation law also restricts business combinations with some shareholders once the shareholder acquires 15% or more of our common stock.

Our failure to comply with environmental regulations could result in substantial liability to us.

We are subject to a variety of federal, state and local laws, rules and regulations relating to the protection of health and the environment. These include laws, rules and regulations governing the use, storage, discharge, release, treatment and disposal of hazardous chemicals during and after manufacturing, research and development and sales demonstrations, as well as the maintenance of healthy and environmentally sound conditions within our facilities. If we fail to comply with applicable requirements, we could be subject to substantial liability for cleanup efforts, property damage, personal injury and fines or suspension or cessation of our operations. Restrictions on our ability to expand or continue to operate our present locations in California could be imposed upon us or we could be required to install and operate costly remediation equipment or incur other significant expenses. In these regards, during the closure of our Milpitas facility, one sample showed an elevated level of nickel and the State Department of Toxic Substances Control has identified other constituents for further investigation. We have retained an environmental engineering firm to oversee taking some additional samples and to prepare an environmental risk assessment report. The possible outcomes of such further investigation range from “no further action required” to cleanup of soils and groundwater, depending upon the extent and magnitude of the contamination. Based on the information available at this time, we cannot estimate the cost of any remediation that may be required.

Earthquakes, other natural disasters, and shortages may damage our business.

Our California facilities and some of our suppliers are located near major earthquake faults that have experienced earthquakes in the past. In the event of a major earthquake or other natural disaster near our headquarters, our operations could be harmed. Similarly, a major earthquake or other natural disaster near one or more of our major suppliers, like the one that occurred in Taiwan in September 1999, could disrupt the operations of those suppliers, which could limit the supply of our products and harm our business.

Additionally, our facility in Tempe, Arizona is located in a desert region of the southwestern United States. Disruption of water supplies or other infrastructure support could limit the supply of our products and harm our business.

We have occasionally experienced power interruptions at our Tempe facility and the risks of power shortages in California and Arizona have been reported.

Although we have not experienced any material disruption to our business to date, we cannot assume that if power interruptions or shortages occur in the future, they will not adversely affect our business.

Future terrorist activity, or threat of such activity, could adversely impact our business.

The September 11, 2001 attack may have adversely affected the demand for our customers’ products which in turn reduced their demand for our products. In addition, terrorist activity interfered with communications and transportation networks which adversely affected us. Future terrorist activity could similarly adversely impact our business.

Issuance of new laws or accounting regulations, or re-interpretation of existing laws or regulations, could materially impact our business or stated results.

From time to time, the government, courts, and financial accounting boards issue new laws or accounting regulations, or modify or re-interpret existing ones. We cannot guarantee that there will not be future changes in laws, interpretations, or regulations that would affect our financial results or the way in which we present them. Additionally, changes in the laws or regulations could have adverse effects on hiring and many other aspects of our business that would affect our ability to compete, both nationally and internationally. For example, proposals to account for employee stock option grants as an expense could have the result of our not using options as widely for our employees which could impact our ability to hire and retain key employees.

MATERIAL CHANGES

As we described during our earnings conference call for the first quarter of fiscal 2004 held on July 31, 2003, we increased the selling price of our medical and lighting products. The increase in the selling price of our lighting products may result in lower demand from our primary customer. As discussed during our earnings conference call for the first quarter of fiscal 2004 held on July 31, 2003, the price increase for medical products was effective for shipments after July 1, 2003.

On August 1, 2003 we had a reduction in force of approximately 27 employees the majority of which were in manufacturing operations. As discussed during our earnings conference call for the first quarter of fiscal 2004 held on July 31, 2003, we expect to make additional reductions during the second half of fiscal 2004.

On August 8, 2003 we held our Annual Shareholders Meetings at which our shareholders elected the proposed slate of nominees to our board of directors, ratified the appointment of Ernst & Young LLP as our independent auditors and approved both the proposed increase in the number of shares reserved for issuance under our employee stock purchase and option plans and the proposed extension of the termination dates of these plans.

FORWARD-LOOKING STATEMENTS

When used in this Form 8-K, the words “expects”, “anticipates”, “estimates”, “believes”, “plans”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. These are statements that relate to future periods and include statements as to expected revenues in various market niches, net profits or losses, cash flows from operations, and break-even points; the sufficiency of our cash reserves to meet our operating and capital requirements; our expectation that we will be in compliance with our loan covenants in the future; our expectation that the percentage of revenues from products manufactured in Tempe will decrease materially by the end of fiscal 2004; our anticipation that our market focus and fab-lite manufacturing model will reduce the revenues required to achieve operating cash flow break-even; our plan to further reduce our manufacturing operations during the third and fourth quarter of fiscal 2004; and our goals to focus on niche markets and the leaders in those markets and to operate in a fab-lite manner with additional foundry partners and the benefits from achieving those goals. Factors that could cause actual results to differ materially from those predicted, include but are not limited to, the performance of our niche markets and the market leaders in those markets, our ability to achieve future revenue levels, our ability to attract and retain customers and distribution partners for existing and new products, the success of the end-user products of our four largest customers which incorporate our products, our ability to locate additional foundry partners and their success in timely manufacturing quality product for us in the desired quantities and yields, our ability to control our expenses, and achieve end of life for our CMOS products manufactured in Tempe, and the strength of competitive offerings and the prices being charged by those competitors as well as the risks set forth above under the caption “Risk Factors.” These forward-looking statements speak only as of the date of this Form 8-K. We expressly disclaim any obligation or undertaking to update or revise, or release publicly any updates or revisions to, any forward-looking statements contained in this Form 8-K, whether based upon intervening circumstances, events, changes in our knowledge, or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized on the 25th day of September, 2003.

CALIFORNIA MICRO DEVICES CORPORATION (Registrant)

By:	/s/ ROBERT V. DICKINSON
ROBERT V. DICKINSON President and Chief Executive Officer

By:	/s/ R. GREGORY MILLER
R. GREGORY MILLER
Vice President Finance & Administration (Principal Financial Officer)